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                                  EXHIBIT 99.1

                                  PRESS RELEASE




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PRESS RELEASE

                 CONTACT:   D. LINN WILEY               KENNETH J. COSGROVE
                            PRESIDENT AND               PRESIDENT AND
                            CHIEF EXECUTIVE OFFICER     CHIEF EXECUTIVE OFFICER
                            (909) 980-4030              (714) 771-4000



FOR IMMEDIATE RELEASE


    CVB FINANCIAL CORP. AND ORANGE NATIONAL BANCORP JOINTLY ANNOUNCE MERGER.
           CVB FINANCIAL CORP. TO TERMINATE ITS STOCK REPURCHASE PLAN.

ONTARIO, CALIFORNIA, May 18, 1999 - D. Linn Wiley, President and Chief Executive Officer of CVB Financial Corp. and its principal subsidiary, Citizens Business Bank, and Kenneth J. Cosgrove, President and Chief Executive Officer of Orange National Bancorp and its principal subsidiary, Orange National Bank, jointly announced today that the two financial institutions have executed a definitive agreement and plan for reorganization. This agreement provides for Orange National Bancorp to merge with and into CVB Financial Corp., and for Orange National Bank to merge with and into Citizens Business Bank. CVB Financial and Citizens Business Bank will represent the continuing operation.

The definitive agreement provides that the shareholders of Orange National Bancorp will receive one and one-half shares of CVB Financial Corp. stock for each share of Orange National Bancorp stock. The merger will be accounted for as a pooling of interest for accounting purposes. Orange National Bancorp has granted CVB Financial Corp. an option to purchase up to 19.9% of the outstanding shares of Orange National Bancorp which is exercisable upon the occurrence of certain events including the acquisition of Orange National by a party other than CVB Financial Corp. The transaction is subject to shareholder and regulatory approval. The transaction is expected to be completed in the third quarter or early in the fourth quarter of 1999.

Wiley stated, "We are delighted to have this opportunity to associate with an outstanding banking organization, and to increase our presence in Orange County. Orange National Bank is an excellent complement to our existing franchise and our business and professional banking strategy."

Orange National Bank has six offices located in Orange, Laguna Hills and Laguna Beach. The Bank had total assets of $279 million, total deposits of $252 million, total loans of $146 million and stockholders' equity of $24.1 million as of March 31, 1999.

Citizens Business Bank has 24 offices located throughout the Inland Empire, San Gabriel Valley and North Orange County. CVB Financial Corp. had total assets of $1.53 billion, total deposits



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of $1.17 billion, total loans of $698.8 million and stockholders' equity of
$117.5 million as of March 31, 1999.

Cosgrove said that, "Our Board of Directors is pleased to join with Citizens Business Bank. They are a premier performing bank with an outstanding record for serving their customers. Citizens Business Bank will be an outstanding addition to the Orange County business community."

The Board of Directors of CVB Financial Corp. also voted to discontinue the program to repurchase its shares of common stock. This rescinds the earlier decision to repurchase up to 500,000 shares or $9.0 million in the Company stock announced August 21, 1998. CVB had repurchased 234,473 shares between August 21, 1998 and the date of this release.

Citizens Business Bank is the largest bank with headquarters in the Inland Empire region of California. CVB Financial is traded on the American Stock Exchange under the ticker symbol CVB. Orange National Bancorp is traded on the Nasdaq National Market System under the symbol OGNB.

This press release contains statements which constitute forward looking statements (within the meaning of the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. Actual results may differ materially from the results discussed in these forward looking statements. Factors that might cause such a difference include, but are not limited to, expected cost savings from the merger not being fully realized, revenues following the merger being lower than expected and costs or difficulties related to the integration of CVB Financial Corp. and Orange National Bancorp being greater than expected.